Exhibit 99.1

FOR IMMEDIATE RELEASE

IRONWOOD PHARMACEUTICALS PROVIDES

FOURTH QUARTER 2014 INVESTOR UPDATE

– U.S. LINZESS® (linaclotide) quarterly total prescription growth of approximately 12% versus prior quarter and approximately 108% versus prior year –

– LINZESS net sales of $93.8 million in fourth quarter; $297.0 million in 2014 –

– Achieved profitability for U.S. LINZESS collaboration in fourth quarter –

– Nine clinical studies and up to four data readouts expected in 2015 –

CAMBRIDGE, Mass., February 12, 2015 — Ironwood Pharmaceuticals, Inc. (NASDAQ: IRWD) today provided an update on its fourth quarter 2014 and recent business activities. The company continued to make strong progress maximizing LINZESS, advancing its pipeline of investigational medicines and prioritizing investments within key growth drivers.

“We made great strides in 2014 delivering on our strategy. We continue to maximize LINZESS, with quarterly total prescription growth of approximately 108% year over year. The U.S. collaboration also was profitable for the fourth quarter – an important inflection point toward substantial operating leverage and cash flows into at least 2031,” said Peter Hecht, chief executive officer of Ironwood. “We also advanced our pipeline, with the initiation of five new mid- to late-stage clinical trials, including two Ironwood studies and three with our partners. During 2015 we anticipate nine ongoing clinical studies, with four data readouts expected, including our recent positive IW-3718 Phase IIa data.”

Fourth Quarter 2014 and Recent Highlights

LINZESS® (linaclotide)

▪                 LINZESS U.S. net sales, as provided by Actavis plc, were $93.8 million in the fourth quarter of 2014, an increase of approximately 18% quarter over quarter.

–                Gross-to-net adjustments for the fourth quarter were in the mid-30s percent as compared to approximately 30% in the third quarter of 2014.

–                Wholesaler inventory levels were higher at the end of the fourth quarter compared with the third quarter, but were within the expected two to three week range.

–                Effective January 5, 2015, Ironwood and Actavis increased the wholesale acquisition cost of LINZESS by approximately 9.5% to its current price of $9.24 per capsule.

▪                 Net profit for the LINZESS U.S. collaboration with Actavis, including commercial costs and expenses and research & development (R&D) expenses, was $18.2 million in the fourth quarter of 2014. LINZESS U.S. net profit is shared equally with Actavis under the terms of the collaboration.

▪                 Greater than 440,000 total LINZESS prescriptions were filled in the fourth quarter of 2014, an increase of approximately 12% quarter over quarter, and over two million LINZESS prescriptions have been filled since the product’s launch in December 2012, according to IMS Health.1

▪                 More than 110,000 healthcare practitioners have prescribed LINZESS to more than 530,000 unique patients since the product’s launch, according to IMS Health.

▪                 More than 70% of people with commercial insurance or Medicare Part D plans had unrestricted access to LINZESS as of December 2014. Additionally, as of December 2014, approximately 75% of people with commercial insurance had access to LINZESS for a co-pay of $30 or less through formulary coverage or the LINZESS Instant Savings Program.

Research & Development

▪                 Ironwood and Actavis continue to evaluate opportunities to strengthen linaclotide’s clinical utility in its indicated patient population, as well as to develop and seek approval of linaclotide in additional approved indications, patient populations and formulations. Development highlights during the fourth quarter and recent period include:

–                Initiated enrollment in a randomized, double-blind, placebo-controlled Phase III clinical trial of a once-daily 72 mcg dose of linaclotide in adult patients with chronic idiopathic constipation (CIC). If approved, the 72 mcg dose and the currently approved 145 mcg dose would provide a broader range of treatment options to physicians and the up to 35 million adult patients in the U.S. suffering from CIC, further accelerating the expansion of LINZESS use within this indication. Data from this trial are expected in 2016.

–                Initiated enrollment in a randomized, double-blind, placebo-controlled Phase II clinical trial evaluating linaclotide for the treatment of adults suffering from opioid-induced constipation. Data from this trial are expected in the second half of 2015.

▪                 Ironwood continued to leverage its gastrointestinal (GI) and guanylate cyclase expertise to advance a pipeline of product candidates designed to address unmet needs across the upper and lower GI tract, as well as investigate multiple therapeutic opportunities within its soluble guanylate cyclase (sGC) program. Development highlights during the fourth quarter and recent period include:

–                Reported positive top-line data from an exploratory Phase IIa clinical study evaluating IW-3718, Ironwood’s investigational gastric retentive bile acid sequestrant. Data from this study demonstrated encouraging improvements in relief of heartburn and certain other symptoms often associated with refractory gastroesophageal reflux disease (GERD), such as regurgitation, epigastric burning, early fullness and post-prandial

1IMS Health restated its historical weekly prescription data in January 2015. These amounts reflect this restatement.

fullness. Based on these initial data, Ironwood intends to advance IW-3718 into a dose-ranging Phase IIb study seeking to amplify symptom relief by optimizing the dose and formulation.

–                Initiated a randomized, double-blind, placebo-controlled, multi-site Phase IIa clinical study evaluating the ability of IW-9179 to provide relief of diabetic gastroparesis symptoms. IW-9179 is a guanylate cyclase-C (GC-C) agonist designed to target the upper GI tract. Data from this trial are expected in the first half of 2016.

–                Initiated a Phase I clinical study with IW-1973, the company’s first sGC candidate, with patient enrollment expected to begin in the coming weeks. Ironwood expects data from this study in the second half of 2015. In addition, the company expects to initiate a Phase I clinical trial with its second sGC candidate, IW-1701, in the second half of 2015. Both IW-1973 and IW-1701 are being explored for the potential treatment of cardiovascular diseases.

Global Partnerships for Linaclotide

▪                 Astellas Pharma Inc. began enrolling patients in its double-blind, randomized, placebo-controlled Phase III clinical trial of linaclotide in adult patients with irritable bowel syndrome with constipation (IBS-C) for Japan. Astellas expects to complete the Phase III trial in 2016. Ironwood earned a $15 million development milestone payment in the fourth quarter upon enrollment of the first patient in this trial.

▪                 Ironwood and AstraZeneca AB completed enrollment in a Phase III clinical trial of linaclotide in adults with IBS-C for China. Data from this trial are expected in the second half of 2015.

▪                 Almirall, S.A. continues to commercialize CONSTELLA® (linaclotide) in Europe, where it is approved for adult patients with moderate to severe IBS-C and is available in 10 European countries, including the United Kingdom, Italy and Spain.

Corporate and Financials

▪                 Collaborative Arrangements Revenue. Collaborative arrangements revenue was approximately $38.1 million in the fourth quarter of 2014 compared with approximately $16.9 million in the third quarter of 2014. Revenue consisted of approximately $23.9 million in revenue associated with Ironwood’s share of the net profits and losses from the sales of LINZESS in the U.S., approximately $10.2 million of the $15.0 million milestone payment recognized during the fourth quarter from Astellas upon initiation of a Phase III IBS-C study for linaclotide in Japan, as well as approximately $4.0 million in sales of linaclotide active pharmaceutical ingredient (API), amortization of deferred revenue associated with consideration received from Ironwood’s collaboration with Astellas, revenue recognized in connection with the collaboration with AstraZeneca, and royalty payments based on sales of linaclotide in other territories outside of the U.S.

For the full year 2014, collaborative arrangements revenue was approximately $76.4 million. This consisted of approximately $47.6 million in revenue associated with Ironwood’s share of the net profits and losses from the sales of LINZESS in the U.S., approximately $16.7 million in sales of API, amortization of deferred revenue associated with consideration received from Ironwood’s collaboration with Astellas, revenue recognized in connection with the collaboration with AstraZeneca, and royalty payments based on sales of linaclotide in other territories outside of the U.S., approximately $10.2 million of the $15.0 million development milestone payment from Astellas recognized during the fourth quarter, as well as approximately $1.9 million in milestone payments from Almirall as a result of the commercial launches of CONSTELLA in Italy and Spain.

▪                 Cost of revenue. Cost of revenue is recognized upon shipment of linaclotide API to certain licensing partners outside of the U.S. Actavis records costs associated with linaclotide API in the U.S. In the fourth quarter of 2014, cost of revenue was approximately $13.1 million, as compared to none in the third quarter of 2014. The increase in cost of revenue was primarily due to an $11.4 million write-down of linaclotide API to an estimated net realizable value of $5 million, mainly due to a challenging commercial environment throughout Europe.

▪                 Operating Expenses. Operating expenses were approximately $58.1 million in the fourth quarter of 2014, as compared to approximately $53.6 million in the third quarter of 2014.  Operating expenses consisted of approximately $27.5 million in R&D expenses, which included approximately $2.4 million in non-cash share-based compensation expense, and approximately $30.6 million in selling, general and administrative (SG&A) expenses, which included approximately $6.2 million in non-cash share-based compensation expense.

For 2014, operating expenses were approximately $220.2 million and consisted of approximately $101.9 million in R&D expenses, which included approximately $9.5 million in non-cash share-based compensation expense, and approximately $118.3 million in SG&A expenses, which included approximately $16.7 million in non-cash share-based compensation expense.

▪                 Interest Expense. Interest expense was approximately $5.3 million and approximately $21.2 million in the fourth quarter and full year 2014, respectively, in connection with the $175 million debt financing executed in January 2013.

▪                 Net Loss. Net loss was approximately $37.6 million, or $0.27 per share, in the fourth quarter of 2014, as compared to approximately $42.0 million, or $0.30 per share, in the third quarter of 2014. For 2014, net loss was approximately $189.6 million, or $1.39 per share.

▪                 Cash Position. Ironwood ended 2014 with approximately $248 million of cash, cash equivalents and available-for-sale securities. Ironwood used approximately $23 million of cash for operations during the fourth quarter of 2014, as compared to approximately $39 million in the third quarter of 2014.

▪                 2014 Financial Guidance.

–                Total operating expenses in 2014 were approximately $220.2 million, consisting of approximately $101.9 million in R&D expenses and approximately $118.3 million in SG&A expenses.

▪                             Ironwood provided financial guidance for 2014 total operating expenses to be in the range of $215 million to $245 million. This included $105 million to $120 million in R&D expenses and $110 million to $125 million in SG&A expenses.

–                Non-linaclotide R&D expenses in 2014 represented approximately 53% of total R&D expenses.

▪                             Ironwood provided financial guidance for non-linaclotide R&D expenses in 2014 to be approximately 45% of total R&D expenses.

–                Total 2014 marketing and sales expenses for LINZESS were approximately $253.9 million.

▪                             Ironwood provided financial guidance for its combined Actavis and Ironwood total 2014 marketing and sales expenses for LINZESS to be in the range of $240 million to $270 million.

▪                 2015 Financial Guidance.

–                Ironwood expects its 2015 total operating expenses to be in the range of $220 million to $250 million, which includes $105 million to $120 million in R&D expenses and $115 million to $130 million in SG&A expenses.

–                Ironwood expects combined Actavis and Ironwood total 2015 marketing and sales expenses for LINZESS to be in the range of $230 million to $260 million.

Conference Call Information

Ironwood will host a conference call and webcast at 4:30 p.m. Eastern Time, on Thursday, February 12, to discuss its fourth quarter 2014 and recent business activities. Individuals interested in participating in the call should dial (877) 643-7155 (U.S. and Canada) or (914) 495-8552 (international) using conference ID number 73459881. To access the webcast, please visit the Investors section of Ironwood’s website at www.ironwoodpharma.com at least 15 minutes prior to the start of the call to ensure adequate time for any software downloads that may be required. The call will be available for replay via telephone starting at approximately 7:30 p.m. Eastern Time, on February 12, running through 11:59 p.m. Eastern Time on February 19, 2015. To listen to the replay, dial (855) 859-2056 (U.S. and Canada) or (404) 537-3406 (international) using conference ID number 73459881. The archived webcast will be available on Ironwood’s website for 14 days beginning approximately one hour after the call has completed.

About LINZESS (linaclotide)

LINZESS® is the first and only guanylate cyclase-C (GC-C) agonist approved by the FDA and is indicated for the treatment of both irritable bowel syndrome with constipation (IBS-C) and chronic idiopathic constipation (CIC) in adults. LINZESS is a once-daily capsule that helps relieve the abdominal pain and constipation associated with IBS-C, as well as the constipation, infrequent stools, hard stools and incomplete evacuation associated with CIC. The recommended dose is 290 mcg for IBS-C patients and 145 mcg for CIC patients.  LINZESS should be taken at least 30 minutes before the first meal of the day.

LINZESS is thought to work in two ways based on nonclinical studies. LINZESS binds to the GC-C receptor locally, within the intestinal epithelium. Activation of GC-C results in increased intestinal fluid secretion and accelerated transit and a decrease in the activity of pain-sensing nerves in the intestine. The clinical relevance of the effect on pain fibers, which is based on nonclinical studies, has not been established.

In placebo-controlled Phase III clinical trials of more than 2,800 adults, LINZESS was shown to reduce abdominal pain in IBS-C patients and increase bowel movement frequency in both IBS-C patients and CIC patients. Improvement in abdominal pain and constipation occurred in the first week of treatment and was maintained throughout the 12-week treatment period. Maximum effect on abdominal pain was seen at weeks 6-9 and maximum effect on constipation occurred during the first week. When a subset of LINZESS-treated patients in the trials were switched to placebo, they reported their symptoms returned toward pretreatment levels within one week, while placebo-treated patients switched to LINZESS reported symptom improvements. LINZESS is contraindicated in pediatric patients under 6 years of age. The use of LINZESS in pediatric patients 6 through 17 years of age should be avoided. In nonclinical studies, administration of a single, clinically relevant adult oral dose of linaclotide caused deaths due to dehydration in young juvenile mice. The safety and efficacy of LINZESS in pediatric patients under 18 years of age have not been established. In adults with IBS-C or CIC treated with LINZESS, the most commonly reported adverse event was diarrhea.

Ironwood and Actavis plc are co-promoting LINZESS in the United States. Linaclotide is marketed by Almirall, S.A. for the treatment of adults with moderate to severe IBS-C in Europe under the brand name CONSTELLA®. Ironwood also has partnered with Astellas Pharma Inc. for development and commercialization of linaclotide in Japan and with AstraZeneca AB for development and commercialization in China.

About CONSTELLA (linaclotide)

Linaclotide is a guanylate cyclase-C receptor agonist (GCCA) with visceral analgesic and secretory activities. Linaclotide is a 14-amino acid synthetic peptide structurally related to the endogenous guanylin peptide family. Both linaclotide and its active metabolite bind to the guanylate cyclase-C receptor, on the luminal surface of the intestinal epithelium. Through its action at GC-C, linaclotide has been shown to reduce visceral pain and increase GI transit in animal models and increase colonic transit in humans. Activation of GC-C results in an increase in concentrations of cyclic guanosine monophosphate (cGMP), both extracellularly and intracellularly. Extracellular cGMP decreases pain-fiber activity, resulting in reduced visceral pain in animal models. Intracellular cGMP causes secretion of chloride and bicarbonate into the intestinal lumen, through activation of the cystic fibrosis transmembrane conductance regulator (CFTR), which results in increased intestinal fluid and accelerated transit.

Linaclotide was discovered by scientists at Ironwood and is marketed by Almirall, S.A. for the treatment of adults with moderate to severe IBS-C in Europe under the brand name CONSTELLA, through a license agreement between the two companies.

About Ironwood Pharmaceuticals

Ironwood Pharmaceuticals (NASDAQ: IRWD) is focused on creating medicines that make a difference for patients, building value to earn the continued support of our fellow shareholders, and empowering our team to passionately pursue excellence. We discovered, developed and are commercializing linaclotide, which is approved in the United States and a number of other countries. Our pipeline priorities include exploring further opportunities for linaclotide, as well as leveraging our therapeutic expertise in gastrointestinal disorders and our pharmacologic expertise in guanylate cyclases to address patient needs across the upper and lower gastrointestinal tract. Ironwood was founded in 1998 and is headquartered in Cambridge, Mass. Connect with us at www.ironwoodpharma.com or on Twitter at www.twitter.com/ironwoodpharma; information that may be important to investors will be routinely posted in both these locations.

LINZESS® and CONSTELLA® are trademarks owned by Ironwood Pharmaceuticals, Inc. Any other trademarks referred to in this press release are the property of their respective owners. All rights reserved.

Important Safety Information

WARNING: PEDIATRIC RISK

LINZESS is contraindicated in pediatric patients under 6 years of age. In nonclinical studies, administration of a single, clinically relevant adult oral dose of linaclotide caused deaths due to dehydration in young juvenile mice. Use of LINZESS should be avoided in pediatric patients 6 through 17 years of age. The safety and efficacy of LINZESS has not been established in pediatric patients under 18 years of age.

Contraindications

•                 LINZESS is contraindicated in pediatric patients under 6 years of age.

•                 LINZESS is contraindicated in patients with known or suspected mechanical gastrointestinal obstruction.

Warnings and Precautions

Pediatric Risk

•                 LINZESS is contraindicated in children under 6 years of age. The safety and effectiveness of LINZESS in pediatric patients under 18 years of age have not been established. In neonatal mice, increased fluid secretion as a consequence of GC-C agonism resulted in mortality within the first 24 hours due to dehydration. Due to increased intestinal expression of GC-C, children under 6 years of age may be more likely than older children and adults to develop significant diarrhea and its potentially serious consequences.

•                 Use of LINZESS should be avoided in pediatric patients 6 through 17 years of age. Although there were no deaths in older juvenile mice, given the deaths in young juvenile mice and the lack of clinical safety and efficacy data in pediatric patients, use of LINZESS should be avoided in pediatric patients 6 through 17 years of age.

Diarrhea

•                 Diarrhea was the most common adverse reaction of LINZESS-treated patients in the pooled IBS-C and CIC double-blind placebo-controlled trials. Severe diarrhea was reported in 2% of LINZESS-treated patients. The incidence of diarrhea was similar in the IBS-C and CIC populations.

•                 Patients should be instructed to stop LINZESS if severe diarrhea occurs and to contact their healthcare provider. The healthcare provider should consider dose suspension and rehydration.

Adverse Reactions

•                 In IBS-C clinical trials, the most common adverse reactions in LINZESS-treated patients (incidence >2% and greater than placebo) were diarrhea (20% vs 3% placebo), abdominal pain (7% vs 5%), flatulence (4% vs 2%), headache (4% vs 3%), viral gastroenteritis (3% vs 1%) and abdominal distension (2% vs 1%).

•                 In CIC clinical trials, the most common adverse reactions in LINZESS-treated patients (incidence >2% and greater than placebo) were diarrhea (16% vs 5% placebo), abdominal pain (7% vs 6%), flatulence (6% vs 5%), upper respiratory tract infection (5% vs 4%), sinusitis (3% vs 2%) and abdominal distension (3% vs 2%).

Please see full Prescribing Information including Boxed Warning:

http://www.frx.com/pi/linzess_pi.pdf

This press release contains forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements, including, but not limited to, statements about development, launch and commercialization plans for linaclotide and our product candidates; commercial efforts for linaclotide and the drivers, timing, impact and results thereof, including our LINZESS patient awareness campaign; market size, growth and opportunity, and potential demand for linaclotide and our product candidates, as well as their potential impact on applicable markets; the potential indications for, and benefits of, linaclotide and our product candidates; the anticipated timing of pre-clinical and clinical developments; the design, timing and results of clinical and pre-clinical trials; our top-line assessment of the data from the Phase IIa clinical trial of IW-3718 in refractory GERD and our ability to optimize the dose and commercial formation for IW-3718; the expected period of patent exclusivity; the strength of the intellectual property protection for our product and product candidates; LINZESS profitability; inventory levels, write-downs and the drivers thereof; and our company’s financial performance and results, and guidance and expectations related thereto, including our projected 2015 operating expenses (including certain research and development expenses and selling, general and administrative expenses), cash flows, revenue growth, operating leverage, cash burn, and 2015 marketing and sales expense for LINZESS. Each forward-looking statement is subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such statement. Applicable risks and uncertainties include, but are not limited to, those related to pre-clinical and clinical development, manufacturing, and formulation development; the risk that findings from our completed nonclinical and clinical studies may not be replicated in later trials; decisions made by regulatory authorities; decisions made by the U.S. Patent and Trademark Office and its foreign counterparts; intellectual property rights of competitors or potential competitors; efficacy, safety and tolerability of linaclotide and our product candidates; competition in disease states; the commercial potential of linaclotide and our product candidates; the risk that we may never get sufficient patent protection for linaclotide and our product candidates; the risk that our planned investments do not have the anticipated effect on our company revenues, linaclotide or our product candidates; the risk that we are unable to manage our operating expenses over the year due to foreseeable or unforeseeable events or occurrences; the risk that we and our partner, Actavis plc, are unable to commercialize LINZESS within the guided range of expenses; and the risks presented by future business decisions made by us, our partners and our competitors or potential competitors. Applicable risks also include those that are listed under the heading “Risk Factors” and elsewhere in Ironwood’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2014, in addition to the risk factors that are listed from time to time in Ironwood’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and any other subsequent SEC filings. Ironwood undertakes no obligation to update these forward-looking statements to reflect events or circumstances occurring after this press release. Except as otherwise noted, these forward-looking statements speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement. Further, Ironwood considers LINZESS combined U.S. net profit in assessing the product’s performance and calculates it based on inputs from both Ironwood and Actavis. This figure should not be considered a substitute for Ironwood’s GAAP financial results. An explanation of our calculation of this figure is provided in the LINZESS U.S. Collaboration Revenue/Expense Calculation table and related footnotes accompanying this press release.

SOURCE: Ironwood Pharmaceuticals, Inc.

Media Relations	Investor Relations
Trista Morrison, 617-374-5095	Meredith Kaya, 617-374-5082
Director, Corporate Communications	Director, Investor Relations
tmorrison@ironwoodpharma.com	mkaya@ironwoodpharma.com

Condensed Consolidated Balance Sheets

(In thousands)

(unaudited)

	December 31, 2014	December 31, 2013
Assets
Cash, cash equivalents and available-for-sale securities	$248,334	$197,602
Accounts receivable, net	25,839	3,213
Inventory	4,954	22,145
Prepaid expenses and other current assets	10,603	6,168
Total current assets	289,730	229,128
Property and equipment, net	29,826	37,376
Other assets	13,957	12,458
Total assets	$333,513	$278,962
Liabilities and Stockholders’ Equity
Accounts payable and accrued expenses	$35,948	$32,037
Current portion of capital lease obligations	1,152	1,139
Current portion of deferred rent	4,992	2,790
Current portion of deferred revenue	7,191	5,074
Current portion of long-term debt	11,258	—
Total current liabilities	60,541	41,040
Capital lease obligations	2,571	3,134
Deferred rent	10,522	8,822
Deferred revenue	8,989	11,416
Notes payable	162,338	174,672
Other liabilities	—	1,653
Total stockholders’ equity	88,552	38,225
Total liabilities and stockholders’ equity	$333,513	$278,962

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Collaborative Arrangements Revenue	$38,073	$5,031	$76,436	$22,881
Cost and expenses:
Cost of revenue	13,141	533	25,583	7,203
Research and development (1)	27,482	22,516	101,890	102,378
Selling, general and administrative (1)	30,575	28,720	118,333	123,228
Collaboration expense	—	—	—	42,074
Total cost and expenses	71,198	51,769	245,806	274,883
Loss from operations	(33,125)	(46,738)	(169,370)	(252,002)
Other expense	(4,522)	(5,248)	(20,248)	(20,810)

Net loss	$(37,647)	$(51,986)	$(189,618)	$(272,812)

Net loss per share—basic and diluted	$(0.27)	$(0.43)	$(1.39)	$(2.35)
Weighted average number of common shares used in net loss per share — basic and diluted	139,815	120,929	136,811	115,852

(1) Non-cash compensation expenses reflected in the condensed consolidated statements of operations are as follows:
Research and development	$2,370	$1,904	$9,482	$9,178
Selling, general and administrative	$6,192	$2,634	$16,702	$10,651

LINZESS U.S. Collaboration Revenue/Expense Calculation1

(in thousands)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
LINZESS U.S. net sales	$93,752	$51,044	$296,980	$118,753
Commercial costs and expenses[2]	60,050	62,806	268,414	264,751
Net profit (loss) on sales of LINZESS	$33,702	$(11,762)	$28,566	$(145,998)

Ironwood’s share of net profit (loss)	$16,851	$(5,881)	$14,283	$(72,999)
Ironwood’s selling, general and administrative expenses[3]	$7,654	$8,795	$31,646	$33,839
Profit share adjustment[4]	$(623)	$—	$1,689	$—
Ironwood’s collaborative arrangement revenue (expense)	$23,882	$2,914	$47,618	$(39,160)

1 Ironwood collaborates with Actavis on the development and commercialization of linaclotide in North America. Under the terms of the collaboration agreement, Ironwood receives 50% of the net profits and bears 50% of the net losses from the commercial sale of LINZESS in the U.S. The purpose of this table is to present calculations of Ironwood’s share of net profit (loss) generated from the sales of LINZESS in the U.S. and Ironwood’s collaboration revenue/expense; however, the table does not present the research and development expenses related to LINZESS in the U.S. that are shared equally between the parties under the collaboration agreement. For the three months ended December 31, 2014, net profit for the LINZESS U.S. collaboration with Actavis was $18.2 million, calculated by subtracting $60.1 million in commercial costs and expenses and $15.5 million in research and development expenses, from LINZESS U.S. net sales of $93.8 million.

2 Includes cost of goods sold incurred by Actavis as well as selling, general and administrative expenses incurred by Actavis and Ironwood that are attributable to the cost-sharing arrangement between the parties.

3 Includes Ironwood’s selling, general and administrative expenses attributable to the cost-sharing arrangement with Actavis.

4 Ironwood or Actavis may incur additional expenses related to certain contractual obligations, resulting in an adjustment to the company’s share of the net profits as stipulated by the collaboration agreement.